AMENDMENT TO SENIOR PROMISSORY NOTE

This Amendment to the Senior Promissory Note (the “Amendment”), by and between SKINNY NUTRITIONAL CORP., a Nevada corporation (the “Company”), and MICHAEL SALAMAN, (hereinafter together with any holder hereof, called “Lender” or “Holder”) is entered into and shall be effective as of the 28th day of June, 2012.

WHEREAS, the Holder made a loan to the Company as evidenced by a Promissory Note, dated as of June 7, 2012, issued by the Company (hereinafter called the “Borrower” or “Maker”) in the principal amount of $50,000 (“Original Note”) payable to the order of the Holder;

WHEREAS, the Company is proposing to enter into a financing transaction with a new investor (or several affiliated new investors) (the “New Investor”) which involves (i) (A) an initial bridge financing of $1,000,000 involving the sale of notes and (B) a follow on bridge financing of $3,000,000 of notes and units comprised of a new series of senior preferred stock (the “Senior Preferred”) and common stock (such Preferred Stock and common Stock referred to as “Units”); (ii) an equity financing consisting of additional Units (the “New Unit Financing”); and (iii) the provision of a senior debt facility (the “Senior Debt Facility” and, together with the New Bridge Financing and the New Unit Financing, the “New Financing”);

WHEREAS, the New Investor in the New Financing has requested that the Holder agree to certain changes in the repayment terms of the Original Note and the Holder has agreed to amend the Original Note on the terms described herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, it is mutually agreed by and between the parties hereto as follows.

Section 1.          All terms not otherwise defined herein shall have the meanings ascribed to such terms in the Original Note.

Section 2.          Section 1 of the Original Note is hereby amended and restated in full to read as follows:

1. Term. The term of this note shall be the earlier of (i) 90 days from the date of issue (June 7, 2012 or (ii) the date of the Second Closing as such term is defined in the Securities Purchase Agreement dated as of June 28, 2012, by and between the Borrower and Trim Capital LLC (the “SPA”).

Section 3.           Section 3 of the Original Note is hereby amended and restated in full to read as follows:

3. Payment. This Note shall be due and payable in one (1) payment of Interest and Principal. Any amounts due hereunder that remain outstanding shall be due in full on the earlier of (i) 90 days from the date of issue (June 7, 2012) or (ii) the date of the Second Closing as such term is defined in the Securities Purchase Agreement dated as of June 28, 2012, by and between the borrower and Trim Capital LLC.

Section 4.            Section 10 of the Original Note is hereby amended and restated in full to read as follows:

10.  Seniority. The Lender and the Borrower agree and acknowledge that the obligations of the Borrower to the Holder under this Note constitute “Senior Indebtedness” and “Permitted Indebtedness” as those terms are defined in the November 2011 Security Agreement. Notwithstanding the foregoing, the obligations of the Borrower to the Holder under this Note are expressly subordinated to any obligations of the Borrower under any notes issued by the Borrower under the SPA.

Section 5.          All other terms and conditions of the Original Note shall remain in full force and effect. This Amendment to Senior Promissory Note is not intended to serve as, and shall not be construed by operation of law or otherwise, as a novation of the Original Note.

Section 6.          This Amendment to Senior Promissory Note will be governed by, construed and enforced in accordance with federal law and the laws of the Commonwealth of Pennsylvania. This Amendment to Senior Promissory Note has been accepted by Lender in the Commonwealth of Pennsylvania.

Section 7.          This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Each of the undersigned has caused this Amendment to Senior Promissory Note to be duly executed as of the date written above.

BORROWER

Skinny Nutritional Corp., a Nevada Corporation

/s/ Michael Salaman
By: Michael Salaman
Title: Chief Executive Officer

Lender:

/s/ Michael Salaman
MICHAEL SALAMAN